Exhibit 99.1

NasdaqGM: CECE	NEWS RELEASE

CECO ENVIRONMENTAL ANNOUNCES

FIRST EVER CASH DIVIDEND

CINCINNATI, OHIO, August 25th, 2011 – CECO Environmental Corp. (NasdaqGM: CECE), a leading provider of air pollution control and industrial ventilation systems, announced that its Board of Directors has approved the initiation of a cash dividend to its shareholders. The first quarterly dividend of $0.025 per share will be paid on September 30, 2011, to shareholders of record on the close of business on September 15, 2011.

Jeff Lang, CECO’s Chief Executive Officer, commented, “We are confident in the long term financial strength and growth prospects for CECO and believe initiating a cash dividend provides increased value for our current shareholders and is also attractive to new shareholders who want to invest in a growth company with a dividend.”

The dividend policy and the payment of cash dividends under that policy are subject to the Board’s continuing determination that the dividend policy and the declaration of dividends are in the best interest of CECO’s shareholders. Future dividends and the dividend policy may be changed or cancelled at the Company’s discretion at any time.

ABOUT CECO ENVIRONMENTAL

CECO Environmental Corp. is a premier global provider of air pollution control equipment. Through its subsidiaries – Busch International, CECO Filters, CECO Abatement Systems, kbd/Technic, Kirk & Blum, Effox-Flextor, Fisher-Klosterman, Buell APC, Buell FCC, and A.V.C. Specialists – CECO provides a wide spectrum of air quality services and products including: industrial air filters, environmental maintenance monitoring and management services, and air quality improvement systems. CECO is a full-service provider to the steel, refining, petrochemical, military, aluminum, automotive, ethanol, aerospace, power, chemical processing, mining, asphalt, glass, foundry, and virtually all industrial process industries.

For more information on CECO Environmental, please visit the company’s website at www.cecoenviro.com.

Contact:

Corporate Information

Jeff Lang, CECO Environmental Corp.

Email: investors@cecoenviro.com

1-800-333-5475

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in CECO’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, include changes in market conditions in the industries in which the Company operates. Should one or more of these risks or uncertainties materialize, or should the assumption prove incorrect, actual results may vary in material aspects from those currently anticipated.